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                                                                     EXHIBIT 5.1

                    [MORGAN, LEWIS & BOCKIUS LLP LETTERHEAD]


December 11, 2000

Hoenig Group Inc.
Reckson Executive Park
4 International Drive
Rye Brook, New York  10573

Ladies and Gentlemen:

We have acted as special counsel to Hoenig Group Inc., a Delaware corporation (the "Registrant"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of the original issuance of 1,000,000 shares (the "Shares") of the Registrant's common stock, par value $0.01 per share. The Shares covered by this Registration Statement may be issued pursuant to the Hoenig Group Inc. Amended and Restated 1996 Long-Term Stock Incentive Plan (the "Plan").

We have examined the Registration Statement and such corporate records, statutes and other documents as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Registrant. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with originals of documents submitted to us as copies thereof.

Based on the foregoing, it is our opinion that the Shares originally issued by the Registrant to eligible participants through the Plan will be, when issued and delivered as contemplated by the Plan, validly issued, fully paid and nonassessable.

The opinion set forth above is limited to the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Morgan, Lewis & Bockius LLP